Exhibit 99.1

LITTELFUSE, INC.
Condensed Consolidated Statement of Comprehensive Income
Supplemental GAAP to Non-GAAP Reconciliation
(In thousands of USD, except per share data, unaudited)

	GAAP As Reported	Non-GAAP Adjustments		Non-GAAP
	March 31, 2018	March 31, 2018		March 31, 2018

Net sales	$417,813			$417,813

Cost of sales	268,190	(18,878)	(a)	249,312

Gross profit	149,623	18,878		168,501

Selling, general and administrative expenses	77,514	(16,504)	(b)	61,010
Research and development expenses	22,540	(1,607)	(c)	20,933
Amortization of intangibles	11,998	(2,504)	(d)	9,494
	112,052	(20,615)		91,437

Operating income	37,571	39,493		77,064

Interest expense	5,423			5,423
Foreign exchange gain	(10,555)	10,555		-
Other income, net	(1,943)			(1,943)

Income before income taxes	44,646	28,939		73,584
Income taxes	8,617	5,805		14,422

Net income	$36,029	$23,133		$59,162

Net income per share:
Basic	$1.48	$0.95		$2.43
Diluted	$1.45	$0.94		$2.39

Weighted average shares outstanding:
Basic	24,339			24,339
Diluted	24,775			24,775

Comprehensive income	$35,750			$58,883

(a) Cost of sales included $17.9 million for purchase accounting inventory adjustments, $0.5 million for acquisition related stock-based compensation charges and $0.5 million of restructuring charges

(b) Selling, general and administrative included $11.7 million for acquisition related and integration costs, $2.4 million for acquisition related stock-based compensation charges, $2.1 million for IXYS change in control and $0.3 million of restructuring charges

(c) Research and development expenses included $1.6 million for acquisition related stock-based compensation charges
(d) Amoritization of intangibles included $2.5 million of IXYS backlog amortization

The Company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful because that information is an appropriate measure for evaluating the Company’s operating performance. Internally, the Company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to this indicator. These measures should be considered in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.